Exhibit 99.1

Contact:	Press Contact:	Investor Contact:
	Joyce Chang-Watts	Wayne Wetherell
	ImageWare Systems, Inc.	ImageWare Systems, Inc.
	858-673-8600	858-673-8600

For Immediate Release

ImageWare Strengthens Asia-Pacific Presence; Signs Strategic Agreements with Total Value of $2.7M

SAN DIEGO, March 4, 2005 – ImageWare® Systems, Inc. (AMEX: IW), a global leader in identity management solutions, today announced that it has entered into a three-year agreement with Argus Solutions Ltd (ASX: ASV) for the exclusive distribution of ImageWare’s biometric engine, law enforcement and secure credential solutions in the Asia-Pacific region, excluding Japan and Korea. Under the terms of this agreement, Argus will purchase a minimum of US$1.4 million in ImageWare products over the next 12 quarters, as well as integrate the IWS® Biometric Engine from ImageWare into its product offerings. Argus is a biometrics and identity management company based in Sydney, Australia.

As part of the strategic partnership, Argus has acquired ImageWare’s wholly-owned Singapore subsidiary, Digital Imaging Asia Pacific Pte. Ltd. (DIAP), for cash of US$1.3 million. In addition, Argus and ImageWare will purchase US$250,000 of the other company’s common stock at a price equal to 8 percent above the closing price of that common stock on March 1, 2005. As part of the arrangement, ImageWare’s Chairman and CEO, Jim Miller, will join Argus’ Board of Directors.

“Argus is well-versed in biometrics and a natural fit for ImageWare. This distribution agreement with Argus and their acquisition of our Singapore office represents a strategic approach to ensure the continued growth and expanded offering of ImageWare’s identity management solutions in the Asia-Pacific region,” said Miller. “We are very pleased to have Argus as our partner and look forward to accelerating growth within the Asia-Pacific identity management market. ImageWare is committed to leveraging strategic partnerships that provide added-value to our product offerings and further penetrate worldwide markets.”

Argus focuses on identity management using its proprietary iris recognition software and state of the art facial recognition technology. The company sells solutions to its clients such as the military, government departments and blue chip companies seeking absolute assurance of identity in its access control functions, and to vertical market clients such as hospitals where controlling the dispensing of controlled substances via careful identity management is critical.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a global leader in identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Canada and Germany. For more information visit www.iwsinc.com.

Safe Harbor Statement

This news release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

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